Exhibit 10.28

OPTION AGREEMENT

(Tarpon Springs Plaza)

THIS OPTION AGREEMENT (this “Agreement”) is made as of August 16, 2004 by and among, Kite Realty Group L.P., a Delaware limited partnership (“Kite Realty”), Brentwood Land Partners, LLC, a Delaware limited liability company (“Optionor”) and Alvin E. Kite, Jr., John A. Kite, Paul W. Kite and Thomas K. McGowan (each a “Member” and, collectively, the “Members”).

R E C I T A L S

WHEREAS, Kite Realty, the general partner of which is Kite Realty Group Trust, a Maryland real estate investment trust (the “REIT”), and the REIT are engaging in various related transactions pursuant to which, among other things, (i) Kite Realty will acquire interests in various entities that own or lease real estate properties in which certain persons affiliated with the REIT, including the Members, have interests, (ii) the REIT will acquire interests in certain service businesses currently owned by persons affiliated with the REIT, including certain of the Members and (iii) the REIT will effect an initial public offering of its common shares and contribute the proceeds therefrom for a like number of units of partnership interest in Kite Realty (the “Kite IPO,” and together with the other transactions described above, the “Kite IPO Transactions”);

WHEREAS, Optionor owns that certain real property as described in Exhibit A hereto (the “Land”);

WHEREAS, each Member currently owns the ownership interest in Optionor set forth in Exhibit B hereto (each an “Interest” and, collectively, the “Interests”);

WHEREAS, the Property will be (i) managed by KRG Management, LLC, the sole member of which is the REIT (the “Manager”), pursuant to a separate property management agreement between Optionor and the Manager (the “Management Agreement”), and (ii) developed by Kite Realty or an affiliated entity (the “Developer”) pursuant to a separate development agreement between Optionor and the Developer (the “Development Agreement”); and

WHEREAS, As part of the Kite IPO Transactions, Optionor desires to grant to Kite Realty an option to acquire (in whole or in legally subdivided portions) all of (i) Optionor’s interest in the Land and any buildings, structures, and other improvements situated on the Land or hereinafter constructed or acquired, (ii) any personal property owned by Optionor, situated on the Land and used by Optionor in connection with the use, operation or maintenance of the Property and (iii) any intangible property owned by Optionor and used solely in connection with the use, operation or maintenance of the foregoing (the “Property”), on the terms and conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I – THE OPTION

1.1                                 Grant of Option.  Optionor hereby grants to Kite Realty an option to acquire all right, title and interest of Optionor in the Property (or any legally subdivided portion thereof) on an “as is” basis (subject to all matters of record) on the terms and conditions set forth herein (the “Option”).

1.2                                 Commencement of Option.  Kite Realty shall have the right to exercise the Option at any time after the date upon which the Property reaches 85% occupancy until the expiration of the Option pursuant to Section 1.3.  Notwithstanding the foregoing, in the event the Kite IPO is not consummated prior to January 1, 2005, this Agreement shall become null and void and no party shall have any liability to the other parties hereunder with respect to the transactions contemplated hereby.

1.3                                 Expiration of Option.  Subject to Section 6.1 hereof, the Option shall expire on the fourth anniversary of the date of commencement of construction of the planned development on the Property (the “Option Term”).  Optionor shall promptly notify Kite Realty in writing of such date of commencement.

1.4                                 Partial Exercise of Option.  Kite Realty may exercise the Option as to the entire Property or (subject to Section 4.1) may, from time to time throughout the Option Term, elect to acquire one or more legally subdivided parcels of the Property (each, a “Portion”).  If Kite Realty elects to exercise the Option with respect to one or more Portions, the remainder of the Property shall remain subject to the Option; it being understood that the Option shall remain in effect as to the remaining portion of the Property subject to Section 6.1 hereof.

1.5                                 Consents.  The consummation of the transactions contemplated by this Agreement is subject to any consents required under the “Existing Financings” and the “New Financings” (as defined in Section 3.1), and (a) in the case of the transfer of the Property, any other consents required to be obtained prior to the transfer of the Property, or (b) in the case of the transfer of the Interests pursuant to Section 5.3, any other consents required to be obtained prior to the transfer of the Interests.

1.6                                 Subordination.  The Option granted by this Agreement and the rights of Kite Realty hereunder are and shall be subordinate to any Existing Financings and New Financings.

ARTICLE II – PROCESS FOR EXERCISE OF THE OPTION

2.1                                 Exercise.  Subject to Section 1.2 hereof, the Option may be exercised during the Option Term by delivery of written notice by Kite Realty to Optionor (the “Exercise Notice”), stating that the Option is exercised on the terms set forth in this Agreement.  The Exercise Notice shall specify the name of the First Appraiser (as defined in Section 3.1(a)(ii)) and clearly identify whether it applies to the entire Property or a Portion.  The date upon which the Exercise Notice is delivered by Optionor in accordance with this Agreement is hereinafter referred to as the “Exercise Date.”  If the Option is timely exercised, subject to Section 3.1(f), the Property or the Portion (as the case may be) shall be conveyed, and the closing date of such acquisition, transfer and conveyance (the

“Closing Date”) shall occur within the later of (a) 15 days after the last day of the month immediately following the month in which the Exercise Notice is delivered or (b) 45 days after the determination of the FMV (as defined in Section 3.1) of the Property (or a Portion, as applicable) at the time in accordance with Section 3.1.  The exercise (or partial exercise) of the Option is subject to the approval of a majority of the “independent” members of the Board of Trustees of the REIT (as defined in the REIT’s Amended and Restated Bylaws), as general partner of Kite Realty.

2.2                                 Inspection.  During the term of this Agreement, Optionor agrees to permit Kite Realty and Kite Realty’s agents to enter upon the Property, subject to the rights of any tenants, at reasonable times to make such surveys, inspections and tests as may reasonably be necessary in connection with its examination of the Property.  Kite Realty hereby agrees to repair any damage it or its agents may cause to the Property as a result of any such inspections or tests or any other related damage caused by Kite Realty or its agents, and further agrees to indemnify, defend and hold Optionor, Optionor’s managers and the Members harmless from and against any and all claims, losses, damages and expenses, including, without limitation, reasonable attorneys’ fees, suffered by Optionor, Optionor’s managers and/or the Members as a direct result of the entry by Kite Realty or Kite Realty’s agents upon, or acts upon, the Property in connection with any such inspections or tests or any other related damage caused by Kite Realty or its agents.

2.3                                 Information.  Optionor agrees to permit Kite Realty and its agents to review all books, records and other documentation reasonably requested by Kite Realty with respect to Optionor or the Property, which are in Optionor’s possession and control.  Optionor will provide (or cause to be provided) a report of the status of the Property, on a quarterly basis, which report shall include unaudited financials, the Property’s operating history and Optionor’s current estimate of historical costs in the Property; it being understood that, to the extent the Management Agreement remains in effect or Kite Realty or any of its subsidiaries or affiliated companies is providing administrative services to Optionor with respect to the Property (including, without limitation, accounting and record-keeping services), Optionor shall be deemed to have satisfied its obligation under this Section 2.3 to the extent that the information requested by this Section 2.3 is available to Kite Realty or such subsidiaries or affiliated companies pursuant to the Management Agreement or in connection with the performance of such administrative services, and such information should be deemed to have been delivered by Optionor to Kite Realty pursuant to this Section 2.3 (notwithstanding any obligations with respect to such information – confidential or otherwise – contained in the Management Agreement or any agreement providing for the performance of such administrative services).

ARTICLE III – ACQUISITION PROCESS

3.1                                 Acquisition Consideration.

(a)                                  The acquisition consideration to be paid by Kite Realty for the Property or any Portion thereof (the “Acquisition Consideration”) pursuant to an exercise of the Option under Section 2.1 shall be equal to the lesser of (i) Annualized NOI divided by 8.5% or (ii) the fair market value (“FMV”) at the time, as determined in accordance with this Section 3.1, of the Property or the Portion, respectively, at the time; provided, however, that, with respect to the acquisition of a Portion of the Property, for purposes of this

Agreement, the Acquisition Consideration shall mean an amount equal to the lesser of (i) the Acquisition Consideration for the entire Property multiplied by the quotient obtained by dividing (x) the portion of the Annualized NOI attributable to such Portion by (y) the total Annualized NOI or (ii) the FMV of the Portion.  “Annualized NOI” shall mean the annualized net operating income for the Property, calculated as follows: the sum of (i) the net operating income for the Property for the month immediately prior to the month in which the Exercise Notice is delivered plus (ii) the net operating income for the Property for the month in which the Exercise Notice is delivered plus (iii) the net operating income for the Property for the month immediately following the month in which the Exercise Notice is delivered, annualized.

(i)                                     FMV for this purpose shall mean the price at which a willing buyer would buy, and a willing seller would sell, the Property or a Portion (as applicable) in an arms-length transaction assuming the Property or the Portion (as applicable) is sold in an orderly disposition and each of the buyer and seller are aware of, and take into account, all relevant factors which exist at the time.

(ii)                                  In the Exercise Notice, Kite Realty shall designate an appraiser (the “First Appraiser”) to determine FMV for the Property or a Portion (as applicable).  Optionor then shall have 10 days after receiving such notice to designate a second appraiser (the “Second Appraiser”) by written notice to Kite Realty.  If Optionor fails to timely designate the Second Appraiser, FMV shall be determined by the First Appraiser.  The First Appraiser and the Second Appraiser each shall separately determine FMV in accordance with Section 3.1(a) and shall provide a detailed written valuation report to each of Optionor and Kite Realty within 45 days after the last day for designating the Second Appraiser.  The designation of the First Appraiser shall be approved by a majority of the members of the Board of Trustees of the REIT, which majority must include a majority of “independent” trustees, as defined in the REIT’s Amended and Restated Bylaws.  If only one appraiser timely submits a proper valuation report, its FMV determination shall be final, binding and conclusive for purposes of this Agreement.  If both appraisers timely submit proper valuation reports, and their FMV determinations vary by 10% or less, FMV shall be equal to the average of the two FMV determinations.  If both appraisers timely submit proper valuation reports, and their FMV determinations vary by more than 10%, the two appraisers shall promptly appoint a third appraiser (the “Third Appraiser”), which shall independently determine FMV in accordance with Section 3.1(a) and shall provide a detailed written valuation report to each of Optionor and Kite Realty within 45 days after its appointment.  FMV shall then be equal to the average of the two closest FMV determinations submitted by the three appraisers.  FMV as determined in accordance with Section 3.1(a) shall be final, binding and conclusive for purposes of this Agreement.

(iii) In preparing its FMV determination, each appraiser shall be provided with the same Property-specific source documents and information and the same access to personnel.  Each appraiser shall determine a single point estimate of FMV, not a range of values.  Only qualified real estate appraisers with at least five years’ prior experience in the valuation of properties comparable to the Property in the area in which such Property is located, and that do not have any financial interest in any entities affiliated with the Members (excluding any existing or prior agreement or contractual arrangement to provide advisory or appraisal services to any such Members or any affiliates thereof), may be validly appointed to serve as an appraiser hereunder.  Subject to

Section 3.1(f), each of Optionor and Kite Realty shall pay all fees and costs of the appraiser designated by it and one-half of all fess and costs of the Third Appraiser, if any.

(b)                                 On the Closing Date, the Acquisition Consideration shall be payable by Kite Realty, subject to Section 3.1(b)(i), first through the assumption of all outstanding Property Indebtedness (including, without limitation, the payment of any applicable prepayment, assumption or other fees, costs and penalties) or, if Kite Realty so elects, the repayment thereof, and second, with respect to any remaining unsatisfied portion of the Acquisition Consideration, in the form of units of limited partnership interest in Kite Realty (“Units”) or cash, in the sole and absolute discretion of Kite Realty.  For purposes of this Section 3.1(b), subject to Section 3.1(b)(i), the value of outstanding Property Indebtedness assumed by Kite Realty shall be the principal amount thereof and any accrued and unpaid interest, plus any related prepayment, assumption and other fees, costs and penalties incurred by Kite Realty in connection with Kite Realty’s assumption or repayment of such Property Indebtedness.  The value of Units shall be their “Market Value” as defined in Section 3.1(b)(ii), and the number of Units shall be rounded to the nearest whole number of Units to avoid the issuance of fractional Units.

(i)                                     “Property Indebtedness” shall mean (A) any outstanding financings or other arrangements entered into by Optionor (or any affiliate of Optionor) prior to the date hereof which relate to the Property or the Portion (as applicable) (the “Existing Financings”), and (B) any outstanding financings, or other arrangements entered into by Optionor (or any affiliate of Optionor) after the date hereof which relate to the Property or the Portion (as applicable), including, without limitation, any mezzanine or bridge financing, or amendments or extensions of the Existing Financings (the “New Financings”).  Notwithstanding anything to the contrary contained herein, “Property Indebtedness” shall not include any Existing Financings or New Financings to the extent that the aggregate of all Existing Financings and New Financings (plus accrued and unpaid interest and any related prepayment, assumption or other fees, costs and penalties) exceed the Acquisition Consideration.  Notwithstanding anything to the contrary contained herein, “Property Indebtedness” for purposes of a transfer of a Portion shall include the outstanding balance (including, without limitation, all applicable prepayment, assumption or other fees, costs and penalties) of all Existing Financings and New Financings which, by their terms or as may otherwise be required by the lenders thereunder, must be assumed, prepaid or repaid upon a transfer of such Portion by Optionor as contemplated by this Agreement.  Any financings or other arrangements relating to the Property in excess of the amount of the Acquisition Consideration shall be the responsibility of Optionor and shall be prepaid or repaid at or prior to the Closing Date.  Optionor shall provide Kite Realty with notice of any known default under any of the Existing Financings or New Financings and shall provide copies of any written default notices Optionor may receive from the lenders of such financings.

(ii)                                  The term “Market Value” shall mean the average closing price of the common shares of beneficial interest, $0.01 par value per share, of the REIT (or any successor thereto) (“Common Shares”) for the 10 consecutive trading days immediately preceding (but not including) the Closing Date.  For purposes of determining Market Value, one Unit shall equal one Common Share, subject to any adjustments required under the Amended and Restated Agreement of Limited Partnership of Kite

Realty, as may be amended and/or restated from time to time (the “Partnership Agreement”), or to reflect stock splits, reclassifications, dividends in-kind and the like.

(c)                                  On the Closing Date, all reserves held by or on behalf of Optionor as required by applicable lenders or otherwise with respect to the Property or the Portion (as applicable) shall either be (i) retained by or returned to Optionor, or (ii) transferred to Kite Realty in which event a credit shall be applied to increase the Acquisition Consideration by the amount of such transferred reserves.

(d)                                 In exercising the Option, Kite Realty will use reasonable commercial efforts to cooperate with Optionor and the Members to minimize any taxes, fees or prepayment penalties payable in connection with such exercise or the assumption or repayment of indebtedness relating to the Property; provided that, except as otherwise set forth in this Agreement, such cooperation shall not require Kite Realty to unreasonably delay the Closing Date or require Kite Realty to assume additional liabilities or incur any material amount of out-of-pocket expenses.

(e)                                  Pursuant to the Partnership Agreement, Units are exchangeable into Common Shares.  It is currently anticipated that such Common Shares will be entitled to certain registration rights consistent with the REIT’s practice at the time such Units are issued and subject to any restrictions or agreements affecting such rights to which the REIT or Kite Realty is bound.

(f)                                    Kite Realty may decide at any time after delivery of an Exercise Notice, but before the Closing Date, not to proceed with the acquisition of the Property or the Portion (as applicable) as specified in the Exercise Notice; provided, that if Kite Realty revokes such Exercise Notice following the date on which the Second Appraiser is appointed pursuant to Section 3.1(a)(ii), Kite Realty shall bear all of the costs and expenses of the appraisers incurred up to the date on which Kite Realty notifies Optionor and such appraisers of such revocation; and, provided further, that  if a final FMV determination is made in accordance with Section 3.1 prior to Kite Realty’s revocation of such Exercise Notice, such FMV determination shall be deemed to constitute the FMV of the Property or Portion (as applicable) for purposes of subsequent exercises of the Option for a period of six months following the date of such revocation; it being understood that any such decision not to proceed shall not result in the termination of this Agreement (including, without limitation, the Option).

3.2                                 Acquisition Documentation.  On or prior to the Closing Date (subject to Section 3.1(f)), Optionor and Kite Realty shall acknowledge, execute, deliver and/or file (as the case may be) the closing documentation described on Exhibit C hereto (the “Closing Documentation”).  Optionor and Kite Realty shall thereafter additionally acknowledge, execute, deliver and/or file (as the case may be) any and all other documents, agreements or instruments reasonably necessary or appropriate to effectuate the acquisition, transfer and conveyance of the Property (or a Portion, as applicable) in accordance with the terms of this Agreement.

3.3                                 Withholding.  Optionor shall execute upon the conveyance of the Property or any Portion (as applicable) such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state tax withholding provisions, including, without limitation, those referred to in Section 7.4 below.  If Optionor fails to provide such certificates or affidavits, Kite Realty may withhold a portion of the Acquisition Consideration as required by the Internal Revenue Code of 1986, as amended (the “Code”) or applicable state law.

3.4                                 Taxes.  If the transactions contemplated by this Agreement are consummated, then the following shall apply:

(a)                                  Acquisition is Treated as Contribution.  If the Acquisition Consideration consists in whole or in part of Units, the transfer, assignment and exchange contemplated by this Agreement shall constitute a “Capital Contribution” to Kite Realty pursuant to Article IV of the Partnership Agreement and is intended to be governed by Section 721(a) of the Code, and the parties agree to report this transaction consistent with such treatment.

(b)                                 Cooperation and Tax Disputes.  Optionor and the Members, on the one hand, and Kite Realty, on the other hand, shall provide each other with such cooperation and information relating to the Property or the Interests as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund or (iii) conducting or defending any proceeding in respect of taxes.  Any time after the date hereof, Kite Realty shall promptly notify Optionor or the Members, as applicable, in writing upon receipt by Kite Realty or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the Property or the Interests and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of Kite Realty or any of its affiliates, in each case which may affect the liabilities for taxes of Optionor or any of the Members with respect to any tax period ending on or before the Closing Date.  Optionor and each Member shall promptly notify Kite Realty in writing upon receipt by Optionor or such Member, as the case may be, of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Property or any of the Interests.  Each of Kite Realty, on the one hand, and Optionor and/or the Members, on the other hand, may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that Optionor and/or the Members shall collectively have the right to control the conduct of any such audit or proceeding or portion thereof for which Optionor and/or such Members, as the case may be, have acknowledged liability (except as a partner of Kite Realty) for the payment of any additional tax liability, and Kite Realty shall have the right to control any other audits and proceedings.  Notwithstanding the foregoing, neither Kite Realty, on the one hand, nor Optionor and/or the Members, on the other hand, may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its direct or indirect owners without the written consent of the other party, such written consent not to be unreasonably withheld or delayed.  Each party shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

(c)                                  Tax Allocations.  With respect to the Property or a Portion (as applicable) that is directly or indirectly contributed to Kite Realty as provided in Section 3.4(a) above, the parties agree that Kite Realty shall use the “traditional method”, as described in Treasury Regulation Section 1.704-3(b), to make allocations of taxable income and loss among the partners of Kite Realty.

(d)                                 Transfer Taxes.  Kite Realty shall pay the cost of all documentary transfer taxes arising from the sale of the Property or a Portion (as applicable) pursuant to the exercise by Kite Realty of the Option or from the transfer of the Interests pursuant to Section 5.3.

(e)                                  Closing Costs and Prorations.  Any recording fees, escrow fees, and other closing costs (except documentary transfer taxes as provided in Section 3.4(d) above) shall be allocated according to custom and practice based on the location of the Property or the Portion (as applicable).  All income and expenses of the Property or the Portion (as applicable) shall be prorated according to custom and practice based on the location of the Property or the Portion (as applicable).

(f)                                    Survivability.  This Section 3.4 shall survive the termination of this Agreement for a period of one year from the date of such termination.

ARTICLE IV – RIGHT OF FIRST REFUSAL

4.1                                 Right of First Refusal.   If Optionor receives a bona fide, good faith offer from an unaffiliated third party to purchase the entire Property (the “Offer”) at any time during the term of this Agreement, then, subject only to Kite Realty’s right of first refusal contained in this Article IV, Optionor shall have the right to convey the entire Property to such third party during the term of this Agreement.  If Optionor desires to accept the Offer, Optionor shall first give written notice (the “ROFR Notice”) thereof to Kite Realty (the date the ROFR Notice is delivered by Kite Realty in accordance with this Agreement is referred to as the “Notice Date”), which ROFR Notice shall include the proposed purchase price (the “Purchase Price”), the identity of the proposed transferee (the “Transferee”) and other material terms (collectively, the “Acquisition Terms”) of the proposed transfer of the Property.  Kite Realty shall have 30 days from the Notice Date either (i) to deliver written notice to Optionor (the “OP Notice”) of its election to acquire the entire Property for the same Purchase Price (payable in cash or Units, in Kite Realty’s sole and absolute discretion) and otherwise on substantially the same Acquisition Terms as set forth in the Offer, or (ii) if the Option is then exercisable pursuant to Section 1.2 hereof, to deliver an Exercise Notice pursuant to the exercise of its Option under Section 2.1; it being understood that, notwithstanding anything to the contrary in this Agreement, Kite Realty shall only be entitled to exercise the Option as to the entire Property in such circumstance.  For purposes of this Agreement, an “unaffiliated third party” shall mean, with respect to any Person, any Person directly or indirectly not controlling, not controlled by or not under common control with such Person.  For purposes of this definition, “control,” when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  “Person” shall mean a natural person, partnership (whether general or limited), trust, estate, association, corporation, limited liability company, unincorporated organization, custodian, nominee or any other individual or entity in its own or any representative capacity.

4.2                                 Acquisition Process.   If Kite Realty timely delivers an Exercise Notice following receipt of a ROFR Notice, subject to Section 4.1, the provisions of Article III shall govern the acquisition of the Property.  If Kite Realty timely delivers an OP Notice following receipt of a ROFR Notice, subject to Section 4.1, the provisions of Article III (excluding Section 3.1(a)) shall govern the acquisition of the Property to the extent not inconsistent with the Acquisition Terms; it being understood that if the Purchase Price is paid in Units, the value of Units shall be their Market Value as defined in Section 3.1(b)(ii).

4.3                                 Failure to Timely Exercise Right.   If Kite Realty fails to timely submit an Exercise Notice or OP Notice following receipt of a ROFR Notice, Kite Realty’s rights under this Agreement with respect to the Property shall expire and be of no further force or effect; provided, however, that such rights shall be revived and reinstated in favor of Kite Realty in the event Optionor does not consummate the transaction with the Transferee on terms which are generally as good or more favorable to Optionor than the Acquisition Terms within 90 days following the Notice Date.

ARTICLE V –  ADDITIONAL AGREEMENTS AND COVENANTS

5.1                                 Permitted Activities by Optionor; Property Management and Development.   Subject to the terms of this Agreement, Optionor has the right to own, entitle, finance, operate, lease, encumber, develop and maintain the Property during the term of this Agreement; provided that during the term of the Management Agreement and the Development Agreement (as applicable), all such activities shall be conducted by or through the Manager and Developer, respectively, in accordance with the Management Agreement and the Development Agreement.

5.2                                 Marketing the Property for Sale.  Optionor and the Members agree not to (i) affirmatively market the Property (or any Portion thereof) for sale during the Option Term, or (ii) sell, convey or otherwise transfer, or agree to sell, convey or otherwise transfer, all or any portion of the Property, other than the sale of the entire Property (or a Portion thereof) pursuant to Kite Realty’s exercise of the Option or the sale of the entire Property in accordance with Article IV hereof.

5.3                                 Alternative Transaction – Interest Acquisition.

(a)                                  Consent to Alternative Transaction.  Optionor and the Members acknowledge and understand that Kite Realty may desire to effectuate a transfer of the Property, other than through the direct acquisition of the Property as contemplated hereby, and that Kite Realty may determine that it is more desirable or appropriate to accomplish the transfer of the Property through the acquisition of 100% of the Interests (the “Interest Acquisition”).  Optionor and the Members hereby consent to the Interest Acquisition, and agree to cooperate with Kite Realty; provided, that the Members receive, in the aggregate, the amount of cash or number of Units to which Optionor would be entitled under Section 3.1 upon the sale of the Property pursuant to this Agreement; it being understood that the form of consideration shall be determined in the sole and absolute discretion of Kite Realty.

(b)                                 Acquisition Process.  In the event that Kite Realty elects to accomplish the transfer of the Property through the Interest Acquisition: (i) the Exercise Notice shall specify that Kite Realty elects to effectuate the Interest Acquisition pursuant to this Section 5.3; (ii) subject to this Section 5.3, the provisions of Article III shall govern the Interest Acquisition; (iii) the purchase price to be paid by Kite Realty for the Interests shall be equal to the Acquisition Consideration for the Property as calculated in accordance with Section 3.1, with each Member entitled to receive such Member’s pro rata share of such Acquisition Consideration based on such Member’s percentage interest in Optionor (as set forth in Exhibit B); (iv) subject to Section 3.1(f), the Interests shall be conveyed, and the Closing Date of such acquisition shall occur, within the later of (a) 15 days after the last day of the month immediately following the month in which the Exercise Notice is delivered or (b) 45 days after the determination of the FMV of the Property (or a Portion, as applicable) at the time in accordance with Section 3.1; and (v) on or prior to the Closing Date, subject to Section 3.1(f), the Members and Kite Realty shall execute and deliver the closing documentation described on Exhibit D hereto regarding the Interest Acquisition, and, thereafter, the Members and Kite Realty shall additionally acknowledge, execute, deliver and/or file (as the case may be) any and all other documents, agreements or instruments reasonably necessary or appropriate to effectuate the Interest Acquisition in accordance with the terms of this Agreement.

5.4                                 Further Assurance.   Each Member shall execute and deliver to Kite Realty all such other and further instruments and documents and take or cause to be taken all such other and further actions as Kite Realty may reasonably request in order to effect the transactions contemplated by this Agreement, including, without limitation, instruments or documents deemed necessary or desirable by Kite Realty to effect and evidence the Interest Acquisition in accordance with the terms of this Agreement.

5.5                                 Consent to Other Approvals.   Each Member hereby acknowledges and agrees that the execution and delivery of this Agreement by such Member shall constitute the consent, waiver or approval by such Member and by Optionor, pursuant to applicable law or Optionor’s organizational documents or other agreements, to the transactions contemplated hereby, including, without limitation, the Interest Acquisition.  For the avoidance of doubt, to the extent the consent, waiver or approval of a Member or Optionor is required to effectuate any of the transactions contemplated by this Agreement, such Member or Optionor shall be deemed to have given such consent, waiver or approval pursuant hereto.

5.6                                 Obligation to Sell the Property or the Interests.   Optionor and the Members hereby acknowledge and agree that, if Kite Realty does not exercise the Option and/or the Property is not transferred in accordance with Article IV prior to the termination of this Agreement pursuant to Section 6.1 hereof, Optionor and the Members shall use their reasonable best efforts to sell, convey or otherwise transfer as promptly as reasonably practicable the entire Property or 100% of the Interests to an unaffiliated third party.  Notwithstanding anything to the contrary herein, this Section 5.6 shall survive any termination of this Agreement indefinitely.

ARTICLE VI – TERMINATION

6.1                                 Termination of this Agreement. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of:

(a)                                  the acquisition by Kite Realty of all right, title and interest of Optionor in the Property in accordance with this Agreement;

(b)                                 the termination of the Option and right of first refusal pursuant to Section 4.3 hereof; or

(c)                                  the fourth anniversary of the date of commencement of construction of the planned development on the Property; it being understood that, if on or prior to the date of such expiration: (i) Kite Realty has properly delivered an Exercise Notice or OP Notice, this Agreement shall remain in effect for purposes of effectuating the acquisition of the Property or a Portion thereof (as applicable) or the Interests pursuant to such Exercise Notice or OP Notice, or (ii) Optionor has received an Offer for which a ROFR Notice has not yet been delivered by Kite Realty, or less than 30 days was elapsed since the date of the receipt by Kite Realty of the ROFR Notice, this Agreement shall remain in effect for purposes of permitting Kite Realty to exercise its rights under Article IV hereof and purchase the Property or the Interests.

6.2                                 Procedure if Option Terminates.

(a)                                  Notice of Termination.  If this Agreement is terminated pursuant to Section 6.1(b) prior to the expiration of the Option Term, Optionor and the Members will provide notice of such termination to Kite Realty (the “Option Termination Notice”).  The delivery of the Option Termination Notice shall not be a condition precedent to the effectiveness of such termination.

(b)                                 Verification of Termination.  Upon receipt of the Option Termination Notice, Kite Realty agrees that, if this Agreement is terminated, in accordance with its terms, Kite Realty will execute, acknowledge and deliver to Optionor in recordable form with appropriate authorization for recording, within 10 days from request therefore, a quitclaim deed or any other document reasonably requested by Optionor or a title insurance company to verify the termination of this Agreement, including, without limitation, the Option.

(c)                                  Right to Documents.  Upon receipt of the Option Termination Notice, Kite Realty shall forthwith deliver (or cause to be delivered) to Optionor and shall be deemed to have assigned to Optionor (without the execution of further documentation or instruments), any governmental applications, permits, maps, plans, specifications and other documents in its possession or that it has made or contracted to be made respecting the Property, including, without limitation, all engineering reports, surveys, soil tests, seismic studies, environmental reports, grading, flood control and drainage plans, design renderings, market analyses, feasibility studies, proposed tentative, parcel and final maps, and all correspondence with governmental agencies and their personnel concerning the same (other than materials in Kite Realty’s or any subsidiary’s or affiliated company’s possessions pursuant to the Management Agreement and/or Development Agreement or

any other continuing agreement between Kite Realty, on the one hand, and Optionor or the Members, on the other hand).

6.3                                 Effects of Termination.  In the event of termination of this Agreement pursuant to Section 6.1, the provisions of Sections 3.4, 5.6, 6.1, 6.2 and 6.3 and Articles VIII and IX shall survive the termination of this Agreement; it being understood that, with respect to termination pursuant to Section 6.1(a), the provisions of this Agreement that contemplate performance after the Closing Date and the obligations of the parties not fully performed on the Closing Date shall survive the Closing Date and shall not be deemed to be merged into or waived by the instruments executed as of the Closing Date.  Notwithstanding the foregoing, nothing in this Section 6.3 shall be deemed to release any party from liability for any breach by such party of the terms or provisions of this Agreement or to impair the right of any party to enforce its respective rights hereunder.

ARTICLE VII – REPRESENTATIONS, WARRANTIES AND COVENANTS

As a material inducement to Kite Realty to enter into this Agreement, Optionor and each Member hereby make to Kite Realty, severally but not jointly, each of the representations and warranties set forth in this Article VII, which representations and warranties are true and correct as of the date hereof, and hereby covenant as follows:

7.1                                 Organization; Authority.  Optionor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation.  Optionor is qualified to do business in the state where the Property is located.  Optionor and each Member have full right, authority, power and capacity: (a) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Optionor and such Member pursuant to this Agreement and (b) to carry out the transactions contemplated hereby and thereby.  This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Optionor and such Member pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Optionor and such Member, each enforceable in accordance with its respective terms.  The execution, delivery and performance of this Agreement and each such agreement, document and instrument by or on behalf of Optionor and such Member: (i) does not and will not violate any foreign, federal, state, local or other laws applicable to Optionor or such Member or require Optionor or such Member to obtain any approval, consent or waiver of, or make any filing with, any person or authority (governmental or otherwise) that has not been obtained or made prior to the date hereof (other than approvals, consents or waivers under any New Financings); and (ii) does not and will not violate any term, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, lease or other instrument to which Optionor or such Member is a party or by which the property of Optionor or such Member is bound or affected.

7.2                                 Title to the Property; No Agreements to Sell.   Optionor holds a fee interest in the Property and has not granted an option or right of first refusal to purchase the Property to any party other than Kite Realty.  Other than this Agreement, Optionor is not currently a party to any agreement to sell, transfer or otherwise encumber or dispose of, and has no obligation (absolute or contingent) to sell, the Property or a Portion.

7.3                                 Title to the Interests; No Agreements to Sell.   Each Member owns beneficially and of record, free and clear of any claim, lien (including, without limitation, tax liens), option, charge, security interest, mortgage, deed of trust, encumbrance, rights of assignment, purchase rights or other rights of any nature whatsoever of any third party (collectively, “Encumbrances”), and has full power and authority to convey free and clear of any Encumbrances, the Interests listed on Exhibit B hereto as owned by such Member, except (i) Encumbrances created in favor of Kite Realty by the transactions contemplated hereby, (ii) Encumbrances that are extinguished at or prior to the Closing Date, and (iii) Encumbrances relating to the Existing Financings or the New Financings.  Other than this Agreement, such Member is not currently a party to any agreement to sell, transfer or otherwise encumber or dispose of, and has no obligation (absolute or contingent) to sell, the Interests owned by such Member.  Each Member covenants and agrees not to encumber such Member’s Interests during the Option Term except in connection with the Existing Financings and the New Financings.

7.4                                 Status as a United States Person.  Neither Optionor nor any of the Members is a foreign person within the meaning of Section 1445 of the Internal Revenue Code (“Section 1445”).  Optionor’s U.S. taxpayer identification number and each Member’s social security number that have previously been provided to Kite Realty are correct.  Optionor’s office address and each Member’s home address are the addresses set forth opposite their signatures below. Upon request by Kite Realty, Optionor and each Member agree to complete and provide to Kite Realty a certificate of non-foreign status substantially in the form provided in Section 1.1445-5(b)(3)(D) of the Treasury regulations.

7.5                                 No Brokers.  Neither Optionor nor any of the Members has entered into, and covenants that it or he will not enter into, any agreement, arrangement or understanding with any person or firm which will result in the obligation of Kite Realty to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

7.6                                 Assets.  The Property is the sole asset of Optionor other than cash or cash equivalents.  Optionor covenants not to acquire any assets other than those to be made part of or used in connection with the Property.

7.7                                 Capital Contributions.  All cash contributions and advances made to or for the benefit of Optionor have been used in connection with the acquisition, entitlement, development, leasing, financing, operation, repair and maintenance of the Property.  Optionor covenants that all cash contributions and advances made to or for the benefit of Optionor after the date hereof shall be used in connection with the acquisition, entitlement, development, leasing, financing, operation, repair and maintenance of the Property.

7.8                                 Accredited Investor Status.   Each Member is an “accredited investor” within the meaning of the federal securities laws.

ARTICLE VIII – INDEMNIFICATION

Optionor and each Member, severally and not jointly, agree to indemnify Kite Realty, its affiliates and their respective trustees, directors, officers, members, partners, employees, agents, successors and assigns (the “Indemnitees”) in respect of, and hold the Indemnitees harmless against, any and all liabilities (whether absolute or contingent, known or unknown or accrued or unaccrued), damages, judgments, fines, fees, penalties, obligations, deficiencies, losses and expenses (including, without limitation, reasonable fees and expenses of attorneys and accountants and including, without limitation, amounts paid in settlement) (“Damages”) actually incurred or suffered by any Indemnitee, and to reimburse each Indemnitee for such Damages which are suffered or incurred by such Indemnitee or to which such Indemnitee may otherwise become subject, arising out of or resulting from the untruth, inaccuracy or breach of any representation or warrant of Optionor or any of the Members contained in this Agreement, or any breach, non-fulfillment or failure to perform any agreement or covenant of Optionor or any of the Members contained in this Agreement.

ARTICLE IX – ASSIGNMENT; TRANSFER OF INTERESTS

9.1                                 Kite Realty’s Right to Assignment.   Kite Realty may not assign the Option or the right of first refusal granted pursuant to Article IV hereby without Optionor’s prior written consent, which consent may be conditioned, withheld or delayed in Optionor’s sole and absolute discretion; provided, that Kite Realty may assign the Option or the right of first refusal granted pursuant to Article IV hereby without Optionor’s consent to (i) the REIT, (ii) any direct or indirect controlled affiliate of the REIT or Kite Realty or (iii) any entity into which Kite Realty has merged or otherwise is the result of a business combination directly involving Kite Realty.

9.2                                 Optionor’s Right to Assignment.   Optionor may not assign its interests in this Agreement, in whole or in part, without Kite Realty’s prior written consent, which consent may be conditioned, withheld or delayed in Kite Realty’s sole and absolute discretion.

9.3                                 Transfer of Interests.  A Member may Transfer (as defined below) all or any portion of such Member’s Interest by complying with the provisions of this Section 9.3.  If a proposed Transfer would result in a “Change of Control” (as defined below), then such Member shall provide written notice of such Transfer to Kite Realty at least 30 days prior to the proposed Transfer (the “Transfer Notice”).  For purposes of this Section 9.3: (a) ”Transfer” shall include any sale, assignment, gift, pledge, hypothecation, mortgage, exchange, or other disposition, other than a pledge, mortgage, or hypothecation of or granting of a security interest in, an Interest in connection with any Existing Financings or New Financings; and (b) “Change of Control” shall mean (i) the Transfer of more than 50% of the voting ownership interests in Optionor or (ii) if there is no voting ownership interest, the Transfer of more than 50% of the equity ownership interests in Optionor.  Notwithstanding the foregoing, no purported Transfer of all or any portion of an Interest (whether or not such Transfer would result in a Change of Control) shall be effective unless and until the transferee becomes a party to this Agreement and bound by the terms and conditions of this Agreement as a “Member” (regardless of whether or not such transferee is admitted as a member of Optionor) by executing and delivering a counterpart signature page to this Agreement to Kite Realty.  Any purported transfer of an Interest in violation of this Section 9.3 shall be null and void.

ARTICLE X – MISCELLANEOUS

10.1                           Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by the parties.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

10.2                           Entire Agreement; Counterparts; Applicable Law.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which, including, without limitation, validity, interpretation and effect, shall constitute but one and the same instrument and (c) shall be governed in all respects, including, without limitation, validity, interpretation and effect, by the laws of the State of Indiana without giving effect to the conflict of law provisions thereof.

10.3                           Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by Kite Realty to effect such replacement.

10.4                           Binding Effect.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective permitted successors and permitted assigns.

10.5                           Equitable Remedies.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Indiana (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

10.6                           Notices.  Any notice or demand which must or may be given under this Agreement (including, without limitation, the Exercise Notice, the OP Notice, the ROFR Notice, the Transfer Notice and the Option Termination Notice) or by law shall, except as otherwise provided, be in writing and shall be deemed to have been delivered (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid or

(iii) one business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express).

10.7                           Recording.  Subject to applicable consents required under any financing related to the Property, Kite Realty shall have the right to record a memorandum of this Agreement in the real property records of the county in which the Property is situated.  If Kite Realty records such a memorandum, Kite Realty covenants and agrees to record the appropriate notice of termination or cancellation upon the expiration or earlier termination of this Agreement.

10.8                           Fees and Expenses.  Except to the extent contemplated in Section 3.1(f), Section 3.4(d), Section 3.4(e) or Article VIII hereof, all fees and expenses incurred in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.

10.9                           Reliance.  Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Agreement as of the date first set forth above.

Address:
OPTIONOR:

BRENTWOOD LAND PARTNERS, LLC

Brentwood Land Partners, LLC c/o Kite Realty Group Trust 30 S. Meridian Street Suite 1100 Indianapolis, Indiana 46204 Fax No.: (317) 577-5605
	By:	/s/ JOHN A. KITE
Name: John A. Kite
	Title:	Member

KITE REALTY:

Kite Realty Group, L.P. c/o Kite Realty Group Trust 30 S. Meridian Street Suite 1100 Indianapolis, Indiana 46204 Fax No.: (317) 577-5605	KITE REALTY GROUP, L.P.

	By:	KITE REALTY GROUP TRUST, its General Partner

	By:	/s/ JOHN A. KITE
	Name:	John A. Kite
	Title:	President and Chief Executive Officer

MEMBERS:

Alvin E. Kite, Jr. c/o Kite Realty Group Trust 30 S. Meridian Street Suite 1100 Indianapolis, Indiana 46204

/s/ ALVIN E. KITE, JR.
Alvin E. Kite, Jr.

John A. Kite
c/o Kite Realty Group Trust	/s/ JOHN A. KITE
30 S. Meridian Street	John A. Kite
Suite 1100
Indianapolis, Indiana 46204

Paul W. Kite
c/o Kite Realty Group Trust	/s/ PAUL W. KITE
30 S. Meridian Street	Paul W. Kite
Suite 1100
Indianapolis, Indiana 46204

Thomas K. McGowan c/o Kite Realty Group Trust 30 S. Meridian Street Suite 1100 Indianapolis, Indiana 46204
/s/ THOMAS K. McGOWAN
Thomas K. McGowan

EXHIBITS TO THE OPTION AGREEMENT*

Exhibit A	Description of Real Property

Exhibit B	Member Interests

Exhibit C	Closing Documentation (Property Transfer)

Exhibit D	Closing Documentation (Interest Acquisition)

*     The registrant agrees to furnish, supplementally, a copy of omitted Exhibits A, C and D to the SEC upon request.

EXHIBIT B

MEMBER INTERESTS

Member	Percentage Interests

Alvin E. Kite, Jr.	30%

John A. Kite	25%

Paul W. Kite	25%

Thomas K. McGowan	20%